EXHIBIT 18

April 24, 2003

Board of Directors
Waste Management, Inc.
1001 Fannin, Suite 4000
Houston, Texas 77002

Members of the Board of Directors:

Note 1 of the Notes to the Condensed Consolidated Financial Statements of Waste Management, Inc. (the “Company”) included in its quarterly report on Form 10-Q for the quarter ended March 31, 2003, describes the following two changes in the methods of accounting for (i) major repair and maintenance costs and annual outage costs in annual financial statements from the “accrue in advance” and “defer and amortize” methods, respectively, to the “expense as incurred” method and (ii) loss contracts with customers from the “accrue for future losses when projected direct costs exceed projected revenues” method to the “recognize losses on customer contracts as the losses are incurred” method. There are no authoritative criteria for determining a “preferable” method of accounting for either major repair and maintenance costs and annual outage costs or for loss contracts based on the particular circumstances; however, we conclude that such changes in these methods of accounting are to acceptable alternative methods for major repair and maintenance costs, annual outage costs and loss contracts which, based on your business judgment to make these changes for the stated reasons, are preferable in your circumstances. We have not conducted an audit in accordance with auditing standards generally accepted in the United States of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Houston, Texas